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EXHIBIT 10.27

LICENSE AND CONTENT AGREEMENT

    This License and Content Agreement ("Agreement") is entered into on this 18th day of May, 2001 ("Effective Date") by and between ODS Technologies, L.P., a limited partnership organized and existing under the laws of the State of Delaware, and ODS Properties, Inc., a corporation organized and existing under the laws of the State of Delaware, each with a place of business at 12421 West Olympic Boulevard, Los Angeles, CA 90064 (collectively, the "TVG Parties"), and Youbet.com, Inc. ("UBET"), a corporation organized and existing under the laws of the State of Delaware, with a place of business at 5901 DeSoto Avenue, Woodland Hills, CA 91367 (collectively, the "Parties").

    WHEREAS, the TVG Parties are engaged in the research, design and development of interactive wagering systems;

    WHEREAS, the TVG Parties own certain intellectual property rights relating to interactive wagering systems, and have certain rights with respect to horse race simulcast audio and video content and pari-mutuel wagering on horse races; and

    WHEREAS, the TVG Parties desire to grant and UBET desires to accept non-exclusive licenses and rights with respect to such intellectual property rights, simulcast audio and video content and pari-mutuel wagering on horse races in accordance with the terms, covenants and conditions herein specified and all applicable laws and regulations.

    NOW, THEREFORE, in consideration of the terms, covenants and conditions contained in this Agreement, the Parties agree as follows:

SECTION 1—DEFINITIONS

    As used herein, the following terms shall have the meanings set forth below:

    1.1 "Affiliate" means, with respect to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person or entity, whether through ownership of voting securities or otherwise. For purposes hereof, control shall mean with respect to any person or entity, any other person or entity that has the ability to elect a majority of such person's or entity's board of directors or similar governing body or the ability (by contract, share ownership or otherwise) to direct the policies and management of such person or entity. Notwithstanding the foregoing, in no event shall the TVG Parties be considered an Affiliate of UBET for purposes of this Agreement.

    1.2 "Business Day" means any day other than a day which is a Saturday, Sunday or United States federal legal holiday or federal bank holiday.

    1.3 "Host Track Fee" means the fee payable to the racing association sponsoring the race on which an account wager is accepted, generally 1.5% to 3.0% of handle. The Host Track Fees currently in effect are listed in Schedule 1.3 attached hereto. The TVG Parties may amend Schedule 1.3 from time to time through written notice to UBET; provided, however, that, with the exception of Breeders Cup races, the Host Track Fee, when added to the amount payable hereunder to TVG Parties, shall not exceed 8.5% of the handle.

    1.4 "Interactive Television User Interfaces" means interactive wagering user interfaces implemented using systems, networks or equipment that provide television programming (either alone or in combination with other services) to viewers, including cable television systems, satellite television systems, cable set-top boxes, satellite integrated receiver-decoders, televisions and television program recording devices.

    1.5 "IVR User Interfaces" means interactive voice response systems through which users communicate with a Wagering Transaction Management System using conventional telephones over the public switched telephone network to interactively place account wagers on horse races.

    1.6 "Ladbroke" means, collectively, Ladbroke USA, Ladbroke Racing Corp., Ladbroke Pennsylvania, Inc., Mountain Laurel Racing, Inc., Washington Trotting Association, Inc., and their respective Affiliates, successors and assigns, including, without limitation, Magna Entertainment Corp. and its Affiliates.

    1.7 "Licensed Interactive Wagering Systems" means: (i) IVR User Interfaces operated by and for the benefit of UBET; (ii) Personal Computer User Interfaces operated by and for the benefit of UBET; and (iii) Operator Assisted User Interfaces operated by and for the benefit of UBET. Expressly excluded from the definition of Licensed Interactive Wagering Systems are (i) Interactive Television User Interfaces, and (ii) systems that use wireless communications technology in connection with wagering, unless otherwise agreed in writing by the TVG Parties.

    1.8 "Licensed Territory" means the United States, its territories, and its possessions.

    1.9 "NTRA" means the National Thoroughbred Racing Association and any of its Affiliates.

    1.10 "Operator Assisted User Interfaces" means systems through which users communicate with a live telephone operator to place account wagers on horse races using a Wagering Transaction Management System.

    1.11 "Personal Computer User Interfaces" means interactive wagering user interfaces running on desk-top or lap-top personal computers that communicate with a Wagering Transaction Management System via the Internet (including virtual private networks) to effectuate interactive account wagers on horse races.

    1.12 "Positive Cash Flow" means, for any period, the positive difference between (i) the gross cash receipts of UBET and its consolidated subsidiaries for such period from all sources; minus, (ii) the gross cash expenditures of UBET for operational purposes for such period, which shall specifically exclude, without limitation, (A) all capital expenditures, (B) all tax and interest expenses, (C) all depreciation, amortization and other non-cash charges, and (D) expenditures made from previously established reserves, determined in accordance with generally accepted accounting principles consistently applied.

    1.13 "Source Market Fee" means the fee payable to the various participants of the horse racing industry (e.g., racing associations, horse owners, etc.) in the state where the account holder resides, generally the remainder of the takeout or commission on a wager less the Host Track Fee and the fee payable to the TVG Parties set forth in Section 4.1(d).

    1.14 "TVG Designated Non-exclusive Tracks" means the four horse race tracks listed in Schedule 1.14 attached hereto with which the TVG Parties have a non-exclusive relationship with respect to account wagering. Except as provided in the last sentence of this Section 1.14, Schedule 1.14 may be modified by the TVG Parties through written notice provided to UBET once each calendar year (including once in the calendar year 2001). Each such modification shall be effective for the calendar year following the calendar year in which such modification was made. In the event that in any given year the TVG Parties' non-exclusive relationship with a race track now or in the future listed in Schedule 1.14 terminates, the TVG Parties may immediately modify Schedule 1.14 to replace that race track with another non-exclusive race track, which modification shall be effective upon written notice to UBET.

    1.15 "TVG Exclusive Tracks" means the race tracks listed on Schedule 1.15 attached hereto. In addition, all race tracks owned, controlled or operated by Magna Entertainment, Inc. or any of its Affiliates shall be deemed TVG Exclusive Tracks if the TVG Parties reach an agreement with Magna Entertainment, Inc. or any of its Affiliates that allows the TVG Parties to simulcast and take account wagers on races conducted at such race tracks, regardless of whether such agreement is exclusive or non-exclusive, effective as of the date such agreement becomes effective.

    1.16 "TVG Patent Rights" means the U.S. patents owned by the TVG Parties that are listed in Schedule 1.16 attached hereto, and any U.S. patents issued to the TVG Parties during the Term of this Agreement that include claims in the field of use of the Licensed Interactive Wagering Systems.

    1.17 "UBET Patent Rights" means any and all patents, utility models and other patent rights of any kind under the laws of all countries in the world, including reissues and reexaminations thereof, and applications and provisional applications for any of the foregoing, including any divisions, continuations and continuations in part, now owned or acquired during the Term of this Agreement by UBET or its Affiliates, or any and all patented intellectual property under which UBET or its Affiliates has or will have the right to grant licenses.

    1.18 "Wagering Transaction Management System" means a system for managing and processing interactive horse race wagering transactions and/or maintaining end-user horse race wagering accounts.

    1.19 Terms Generally. The definitions in this Section 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Attachments and Schedules shall be deemed references to the Articles of, Sections of, and Attachments and Schedules to, this Agreement unless the context shall otherwise require. Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

SECTION 2—PATENT LICENSES AND RELEASE

    2.1 The TVG Parties hereby grant to UBET a non-exclusive license under the TVG Patent Rights, without the right to grant sublicenses, to make and use within the Licensed Territory during the Term of this Agreement, Licensed Interactive Wagering Systems to accept and process account wagers through a Wagering Transaction Management System operated by and for the benefit of UBET within the State of Oregon or such other state(s) approved in writing by the TVG Parties (which approval shall not be unreasonably withheld); provided, however, that no right or license is granted to UBET in this Section 2.1 with respect to account wagering activities conducted through or in connection with Ladbroke (including its successor(s) in interest).

    2.2 The TVG Parties hereby grant to UBET a non-exclusive license under the TVG Patent Rights, without the right to grant sublicenses, to make and use within the Licensed Territory during the Term of this Agreement, Licensed Interactive Wagering Systems to accept and process account wagers through a Wagering Transaction Management System operated by any entity other than UBET; provided, however, that the license granted in this Section 2.2 shall be subject to the TVG Parties' prior written approval of any entity operating a Wagering Transaction Management System, which approval may be granted or withheld in the TVG Parties' sole discretion.

    2.3 UBET hereby grants to the TVG Parties under the UBET Patent Rights a perpetual, irrevocable, world-wide, royalty-free, non-exclusive license, with the right to grant sublicenses, to make, have made, use, sell, offer to sell, import, and otherwise dispose of the inventions disclosed and claimed therein.

    2.4 The TVG Parties hereby release UBET and its current Affiliates from all claims, demands and rights of action that the TVG Parties may have on account of any infringement or alleged infringement of any of the TVG Patent Rights based on the manufacture and use of Licensed Wagering Systems by UBET or its current Affiliates prior to the Effective Date.

SECTION 3—SIMULCAST RIGHTS

    3.1 The TVG Parties hereby grant to UBET a non-exclusive right to: (i) provide within the Licensed Territory during the Term of this Agreement, live streaming online simulcast audio and video content of live horse races conducted at the TVG Exclusive Tracks through Personal Computer User Interfaces licensed hereunder through which end-users may place account wagers on such live horse races conducted at the TVG Exclusive Tracks, which account wagers are accepted or processed through a Wagering Transaction Management System operated by and for the benefit of UBET in the State of Oregon or such other state(s) approved in writing by the TVG Parties (which approval shall not be unreasonably withheld), to the extent that the TVG Parties have the right to grant such simulcast audio and video content rights; and (ii) accept and process account wagers on live horse races conducted at the TVG Exclusive Tracks placed using Licensed Interactive Wagering Systems through a Wagering Transaction Management System operated by and for the benefit of UBET in the State of Oregon or such other state(s) approved in writing by the TVG Parties (which approval shall not be unreasonably withheld), to the extent that the TVG Parties have the right to grant such account wagering rights; provided, however, that no right or license is granted to UBET in this Section 3.1 with respect to account wagering activities conducted through or in connection with Ladbroke. Expressly excluded from this Agreement is any grant of rights with respect to programming on the TVG Network or any other programming produced by or for the TVG Parties or their Affiliates.

    3.2 To the extent the TVG Parties have the right to grant the simulcast audio and video content rights granted in Section 3.1, such simulcast audio and video content provided to UBET (if provided by the TVG Parties) shall be: (i) the same as that provided to the TVG Parties pursuant to the applicable agreement between the TVG Parties and the applicable racing association or other participant of the horse racing industry; and (ii) made available to UBET at substantially the same time such simulcast audio and video content is made available to the TVG Parties.

    3.3 The TVG Parties shall make available to UBET such racing information, including odds, scratches, changes, racecards and post times as the TVG Parties receive from the TVG Exclusive Tracks, at substantially the same time such information is made available to the TVG Parties, to the extent that the TVG Parties have the right to make such information available to UBET.

    3.4 If UBET shall be unable to receive streaming online simulcast audio and video content from any TVG Exclusive Track as contemplated by Section 3.1 hereof because of a breach by a third party of any agreement between any TVG Party and any third party, then the TVG Parties shall use their commercially reasonable efforts, in the TVG Parties' reasonable judgment after taking into account the business interests of the TVG Parties, and in consultation with UBET, to restore UBET's ability to provide streaming online simulcast audio and video content and accept and process account wagers as contemplated by Section 3.1 hereof.

    3.5 The TVG Parties shall use commercially reasonable efforts to assist UBET to obtain the simulcast audio and video content (as set forth in Sections 3.1 and 3.2) and the information (as set forth in Section 3.3) directly from the TVG Exclusive Tracks and to interact directly with the TVG Exclusive Tracks to accept and process wagers (solely in accordance with the terms and conditions of this Agreement). UBET shall be solely responsible for all costs associated with implementing any of the systems contemplated by this Agreement, including any equipment used to receive and process such simulcast audio and video content and information, and to accept and process wagers.

SECTION 4—CONSIDERATION

    4.1 In consideration for the rights and licenses granted by the TVG Parties to UBET herein, UBET shall:

      (a) provide to the TVG Parties upon signing of this Agreement, the Initial Warrant as defined in, and in accordance with the terms and conditions of, the Warrant Issuance Agreement dated on the Effective Date (the "Warrant Issuance Agreement");

      (b) provide to the TVG Parties, the Additional Warrant as defined in, and in accordance with the terms and conditions of, the Warrant Issuance Agreement;

      (c) pay to the TVG Parties transaction fees as follows: (i) with respect to account wagers accepted or processed through a Wagering Transaction Management System operated by a party other than Ladbroke, commencing at such time as UBET shall commence accepting or processing account wagers using a Licensed Interactive Wagering System operated by UBET, UBET shall charge each wagering account subscriber on such a system a transaction fee of $.25 per wager transaction, of which the first $3.00 received from each subscriber per month shall be retained by UBET, the next $3.00 shall be paid to the TVG Parties, and any remaining amounts shall be split equally between UBET and the TVG Parties; (ii) with respect to account wagers accepted or processed through a Wagering Transaction Management System operated by Ladbroke, commencing upon the earlier of (i) such time as UBET shall commence accepting or processing account wagers using a Licensed Interactive Wagering System operated by UBET or (ii) September 1, 2001, UBET shall, at its election, charge each UBET wagering account subscriber on such a system either a transaction fee per wager transaction of not less than $.25 or a monthly subscription fee of not less than $5.95, and shall pay to the TVG Parties with respect to wagers made by such subscribers either 50% of such per wager transaction fee or 50% of such monthly subscription fee, as the case may be. In the event that UBET shall commence accepting or processing account wagers using a Licensed Interactive Wagering System operated by UBET prior to September 1, 2001, amounts payable to the TVG Parties pursuant to this Section 4.1(c)(ii) shall accrue and shall not be paid to the TVG Parties until the first day following the first quarterly period that UBET achieves Positive Cash Flow, and then and thereafter only to the extent of Positive Cash Flow. In the event that UBET shall not have commenced accepting or processing account wagers using a Licensed Interactive Wagering System operated by UBET by September 1, 2001, all amounts payable pursuant to this Section 4.1(c)(ii) shall be paid to the TVG Parties commencing with the next quarterly payment hereunder. Notwithstanding the foregoing, in the case of both clauses (i) and (ii), UBET shall be permitted to waive wager transaction and subscription fees for any subscriber wagering at least $2,500 in any month, provided that UBET shall pay to the TVG Parties 50% of the total wager transaction and subscription fees received from any such subscriber.

      (d) pay to the TVG Parties, (i) with respect to account wagers accepted or processed through a Wagering Transaction Management System operated by UBET or any other entity approved by the TVG Parties other than Ladbroke, 5.5% of all account wagers accepted or processed using Licensed Interactive Wagering Systems, and (ii) with respect to account wagers accepted or processed through a Wagering Transaction Management System operated by Ladbroke, the entire commission or other consideration paid to UBET with respect to account wagers accepted or processed using Licensed Interactive Wagering Systems; provided, however, that all amounts payable by UBET to the TVG Parties pursuant to this Section 4.1(d)(ii) for the period commencing on the Effective Date and ending on July 31, 2001 shall accrue and shall not be paid to the TVG Parties until the first day following the first quarterly period that UBET achieves Positive Cash Flow, and then and thereafter such accrued amount shall only be payable to the extent of Positive Cash Flow; and

      (e) pay to the TVG Parties, commencing with the first calendar quarter in which UBET achieves Positive Cash Flow and then and thereafter only to the extent of Positive Cash Flow, the following amounts based on revenues derived from or through the use of Licensed Interactive Wagering Systems: (i) 50% of gross advertising revenues, and (ii) 50% of the amount by which the gross operating margin (i.e., revenues less direct costs) from monthly e-commerce revenues exceeds the gross operating margin from e-commerce revenues for the calendar month preceding the date of this Agreement.

    4.2 In addition to the consideration set forth in Section 4.1 above, with respect to account wagers accepted or processed on races conducted at TVG Exclusive Tracks from wagering account subscribers with account addresses located in the states of NY, CA, TX, KY, MD, FL, OR, IL, IN, IA, AZ, WA, NM and MA, UBET shall:

      (a) pay Source Market Fees and Host Track Fees to the TVG Parties in accordance with the agreements between the TVG Parties and the applicable racing association(s) or other participant(s) of the horse racing industry; and

      (b) pay all applicable state taxes and NTRA fees where Wagering Transaction Management Systems are located (currently 0.25% of handle to the State of Oregon and 0.75% of handle to the NTRA) and any other applicable taxes and fees in effect from time to time provided that the aggregate of all such taxes and fees do not exceed 1% of handle. To the extent that the amounts payable under this Section 4.2(b) exceed 1% of handle, the excess amount due under Section 4.2(b) shall be deducted from the Source Market Fee payable under Section 4.2(a); provided that such amounts do not exceed the Source Market Fee.

    4.3 In addition to the consideration set forth in Section 4.1 above, with respect to account wagers accepted or processed on races conducted at TVG Exclusive Tracks from account subscribers with account addresses located in states other than those listed in Section 4.2 above, UBET shall:

      (a) pay Host Track Fees to the TVG Parties in accordance with the agreements between the TVG Parties and the applicable racing association(s) or other participant(s) of the horse racing industry;

      (b) be responsible for its own Source Market Fee arrangements with racing interests in such other states; and

      (c) pay all applicable state taxes where Wagering Transaction Management Systems are located (currently 0.25% of handle to the State of Oregon) and any other applicable taxes and fees in effect from time to time.

    4.3.1 In addition to the consideration set forth in Sections 4.1, 4.2 and 4.3 above, with respect to account wagers accepted or processed using License Interactive Wagering Systems from subscribers with an account address located within a twenty-five (25) mile radius of any TVG Excusive Track (and provided such address is within the same state of such TVG Exclusive Track) on races conducted at any track that is not a TVG Exclusive Track, UBET shall pay TVG 10% of all such account wagers. TVG shall retain 50% of such amount and the remaining 50% shall be divided among and paid to the TVG Exclusive Tracks and UBET's other partner tracks located within the twenty-five (25) mile radius, provided, that such remaining 50% shall be held in escrow by TVG until such time as the applicable TVG Exclusive Tracks and UBET partner tracks entitled to such payment hereunder shall have agreed on its division.

    4.4 If UBET obtains shareholder approval for the issuance of the Additional Warrant in accordance with the terms and conditions of the Warrant Issuance Agreement on or before October 1, 2001, then the consideration payable by UBET to the TVG Parties pursuant to Section 4.1(d) above shall be modified to the following: UBET shall pay to the TVG Parties:

      (a) 5.5% of all account wagers accepted or processed using Licensed Interactive Wagering Systems (other than wagers accepted or processed through a Wagering Transaction Management System operated by Ladbroke) on races conducted at the TVG Exclusive Tracks;

      (b) the entire commission or other consideration paid to UBET with respect to account wagers accepted or processed through a Wagering Transaction Management System operated by Ladbroke on races conducted at the TVG Exclusive Tracks; and

      (c) 3.0% of all account wagers accepted or processed using Licensed Interactive Wagering Systems on races conducted at the TVG Designated Non-exclusive Tracks (including wagers accepted or processed through Wagering Transaction Management Systems operated by Ladbroke).

    4.5 During the period from the Effective Date until the earlier of (x) the date on which UBET obtains shareholder approval for the issuance of the Additional Warrant in accordance with the terms and conditions of the Warrant Issuance Agreement, or (y) October 1, 2001 and subject to the proviso of Section 4.1(d)(ii), UBET may pay into an interest-bearing escrow account, (i) the difference between the 5.5% payable with respect to account wagers accepted or processed on the TVG Designated Non-exclusive Tracks pursuant to Section 4.1(d), and the 3.0% payable on such account wagers pursuant to Section 4.4(b) (the remaining 3.0% shall be paid directly to the TVG Parties during such period in accordance with the provisions of Section 5); and (ii) the 5.5% payable with respect to account wagers accepted or processed on tracks other than the TVG Exclusive Tracks and the TVG Designated Non-exclusive Tracks pursuant to Section 4.1(d). If UBET obtains such shareholder approval on or before October 1, 2001, the escrowed amount, together with any interest thereon, shall be returned to UBET. Otherwise, the escrowed amount, together with any interest thereon, shall be paid to the TVG Parties.

    4.6 The Parties acknowledge that the consideration payable by UBET under this Agreement was jointly negotiated and agreed to by the Parties, and that the amounts payable constitute fair, combined, undivided consideration for the patent license, the TVG Exclusive Track simulcast audio and video content rights, the TVG Exclusive Track account wagering rights, the TVG Exclusive Track racing information rights, and the release for past infringement of the TVG Patent Rights by UBET. The Parties acknowledge and agree that the undivided consideration payable under this Agreement was negotiated for purposes of administrative convenience of both parties, and to avoid future disputes between the Parties as to whether or not particular wagering systems and methods used by UBET use the TVG Patent Rights, and whether or not UBET is using or will use the TVG Exclusive Track simulcast audio and video content, account wagering rights or racing information rights. Accordingly, in consideration for such administrative convenience and avoidance of future disputes, UBET agrees that it shall pay the full amount of the consideration set forth in this Section 4, in the manner set forth in this Agreement, irrespective of whether or not UBET is using or uses any particular right or license granted herein.

    4.7 If a TVG Party or one or more of their Affiliates shall acquire an interest in the entity that acquires the assets of the New York City Off-Track Betting Corporation ("New OTB"), UBET shall not at any time during which a TVG Party or its Affiliate owns outstanding equity of New OTB, process or accept account wagers from residents of New York City; provided that UBET may continue to process and accept account wagers from residents of New York City who were subscribers of UBET as of the date that a TVG Party or its Affiliate or Affiliates, as the case may be, are notified that New OTB is the successful bidder for the assets of such New York City Off-Track Betting Corporation.

SECTION 5—AUDIT PROVISIONS

    5.1 Not later than the last day of each January, April, July and October, UBET shall furnish to the TVG Parties a written report of all amounts due pursuant to Section 4 for the quarterly periods ended the last day of the preceding December, March, June and September, respectively, and shall pay to the TVG Parties all amounts due to the TVG Parties. Such report shall contain appropriate line items and other information as the TVG Parties shall reasonably request through written notice provided to UBET. If no amount is accrued during any quarterly period, a written statement to that effect shall be furnished.

    5.2 Payments provided for in this Agreement, when overdue, shall bear interest at a rate per annum equal to five percent (5%) in excess of the "Prime Rate" published by The Wall Street Journal on the date such payment is due, and for the time period until payment is received by the TVG Parties.

    5.3 Each royalty report shall be certified by the Chief Financial Officer (or equivalent) of UBET to be correct to the best of UBET's knowledge and information.

    5.4 If this Agreement is for any reason terminated before all of the payments herein provided for have been made, UBET shall within thirty (30) days after the termination of this Agreement, submit a terminal report and pay to the TVG Parties any remaining unpaid balance even though the due date as set forth above provided has not been reached.

    5.5 UBET shall keep records in sufficient detail to permit the determination of royalties and other payments payable hereunder. Such records shall be maintained for at least thirty-six (36) months. At the reasonable request of the TVG Parties, UBET will permit an independent auditor to examine during ordinary business hours such records and other documents as may be necessary to verify or determine royalties and other payments paid or payable under this Agreement (in no event shall requests made by the TVG Parties on a semi-annual basis pursuant to this Section 5.5 be deemed unreasonable). Such auditor shall be instructed to report to both Parties only the amount of any payments which are due and payable. With respect to any particular accounting period, if no request for examination of records for such period is made by the TVG Parties within thirty-six (36) months after the end of such period, the right to examine such records for such period shall terminate.

    5.6 The fees and expenses of the independent auditor performing any examination of records relative to payments due under this Agreement shall be borne by the TVG Parties. However, if an error resulting in an underpayment of more than ten percent (10%) of the total payments thereof respectively due is discovered for any period examined, then the total fees and expenses of the independent auditor for such period shall be borne by UBET. In any case, any underpayment or overpayment, uncovered as a result of any such examination of records, together with interest computed based on the "Prime Rate" published by the Wall Street Journal on the date the underpayment or overpayment is reported to the Parties shall be paid by the applicable party.

    5.7 Any payments due under this Agreement, other than amounts subject to a bona fide dispute for which one party has notified the other in writing prior to the date any such payment is due, not received within thirty (30) Business Days of the date when due shall be considered delinquent. Acceptance of any delinquent payment hereunder shall not be deemed a waiver of any rights or remedies the accepting party has or may have at law or otherwise, including, without limitation, the right to dispute the accuracy or completeness of any payment, report or other information supplied by the other party.

    5.8 Accounting reports, as described in this Section 5, shall be (i) faxed and then mailed, or (ii) sent by overnight courier, to the following address:

  TVG
  12421 West Olympic Blvd.
  Los Angeles, CA 90064
  Attention: Chief Financial Officer
  Copy to: General Counsel
  Telecopy Number: (310) 689-2501

The TVG Parties may change their address and contact information by providing written notice to UBET.

    5.9 All payments and other sums of money due under this Agreement shall be paid in United States dollars and made from and to bank accounts located within the United States. Payments shall be paid via automated clearing house payment, check sent by overnight delivery or bank wire transfer as specified by the payee through written notice.

SECTION 6—TERM AND TERMINATION

    6.1 This Agreement shall come into effect as of the Effective Date; however, the rights and licenses granted to UBET under Sections 2.1 and 3 shall not come into effect until UBET has established a Wagering Transaction Management System in the State of Oregon or such other state(s) approved in writing by the TVG Parties (which approval shall not be unreasonably withheld), and has received all of the necessary state licenses to operate such Wagering Transaction Management System. This Agreement shall remain effective until terminated pursuant to Sections 6.2 or 6.3, 6.4 or 6.5 (the "Term").

    6.2 The Term of this Agreement shall remain in effect until the later of (x) 10 years from the Effective Date, (y) the date of expiration of the last to expire of the TVG Patent Rights, or (z) the date on which the last of the TVG Parties' agreements with their track partners terminates, subject to the early termination provisions provided for in Sections 6.3, 6.4 and 6.5.

    6.3 The TVG Parties may terminate this Agreement, and the rights and licenses granted hereunder, and shall have no further obligation to UBET in the event that: (i) UBET has not obtained the necessary state licenses and has not opened a Wagering Transaction Management System in the State of Oregon or such other state(s) approved in writing by the TVG Parties (which approval shall not be unreasonably withheld) by the date that is one hundred eighty (180) days following the Effective Date, or thereafter ceases to operate a Wagering Transaction Management System in the State of Oregon or such other approved state(s) for its own benefit; or (ii) UBET brings any legal action against the TVG Parties or any of their Affiliates, including their parent, Gemstar-TV Guide International, Inc. If, however, in connection with any such legal action, it is finally determined that the TVG Parties (or the applicable Affiliate of the TVG Parties) had acted in bad faith with respect to any claims that are subject of such action, then this Agreement shall be reinstated.

    6.4 Either Party may terminate this Agreement upon written notice to the other party in the event that the other Party breaches a material obligation hereunder, and fails to cure such breach within thirty (30) days after written notice by the non-breaching party. Without limiting the generality of the foregoing, (i) the failure of UBET to comply with any of the provisions of Section 4 shall be deemed a material breach of this Agreement, (ii) UBET shall not be deemed to have breached this Agreement if it shall cease accepting and/or processing account wagers from residents of any state, provided that UBET shall use its commercially reasonable efforts, in the exercise of its reasonable judgment after taking into account its business interests, to contest any pending or threatened state or local action alleging that it is or making it unlawful for UBET to accept and/or process account wagers in such state, and (iii) the failure of the TVG Parties to provide to UBET the simulcast audio and video content rights, account wagering rights or racing information rights described in Section 3 with respect to any TVG Exclusive Track as a result of such TVG Exclusive Track not having granted to the TVG Parties its consent therefore shall not be deemed a breach of this Agreement nor shall it effect UBET's payment obligations pursuant to Section 4 with respect to any such TVG Exclusive Track.

    6.5 This Agreement may be terminated at any time during the Term by the mutual written agreement of the Parties.

    6.6 The provisions of Sections 2.3, 4 and 5, and any other provision which by its nature is intended to survive termination of this Agreement, shall survive any termination of this Agreement.

SECTION 7—REPRESENTATIONS AND WARRANTIES

    7.1 THE TVG PARTIES MAKE NO REPRESENTATIONS, EXPRESS OR IMPLIED, AND MAKE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE SIMULCAST AUDIO AND VIDEO CONTENT, RACING INFORMATION OR THE TVG PATENT RIGHTS LICENSED HEREUNDER OR ANY WARRANTY AS TO INTELLECTUAL PROPERTY VALIDITY, ENFORCEABILITY, NON-INFRINGEMENT, SCOPE OR OTHER WARRANTY. WITHOUT LIMITING THE FOREGOING SENTENCE, THE TVG PARTIES MAKE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, THAT THE SIMULCAST AUDIO AND VIDEO CONTENT, RACING INFORMATION OR LICENSED INTERACTIVE WAGERING SYSTEMS DO NOT DIRECTLY OR CONTRIBUTORILY INFRINGE ANY THIRD PARTY PATENT, COPYRIGHT, MASK WORK, TRADE SECRET, TRADEMARK, OR OTHER PROPRIETARY RIGHT, AND THE PARTIES AGREE WITHOUT LIMITATION THAT THE TVG PARTIES DO NOT WARRANT AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

    7.2 THE TVG PARTIES SHALL NOT BE LIABLE TO UBET, ITS CUSTOMERS OR ANY OTHER ENTITY CLAIMING THROUGH OR UNDER UBET FOR ANY LOSS OF PROFITS OR INCOME, LOSS OF DATA OR OTHER TANGIBLE BUSINESS LOSS OR OTHER CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF THE TVG PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

    7.3 UBET MAKE NO REPRESENTATIONS, EXPRESS OR IMPLIED, AND MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE UBET PATENT RIGHTS LICENSED HEREUNDER OR ANY WARRANTY AS TO INTELLECTUAL PROPERTY VALIDITY, ENFORCEABILITY, NON-INFRINGEMENT, SCOPE OR OTHER WARRANTY.

    7.4 THE PARTIES ACKNOWLEDGE THAT THE LIMITS ON WARRANTIES AND LIABILITIES CONTAINED IN THIS AGREEMENT ARE A FUNDAMENTAL PART OF THE BASIS OF THIS AGREEMENT AND THE BARGAIN NEGOTIATED BY THE PARTIES AND SET FORTH HEREIN AND THAT THIS AGREEMENT WOULD NOT HAVE BEEN CONSUMMATED WITHOUT SUCH LIMITS.

    7.5 The rights and licenses provided for under this Agreement are limited to those expressly stated. Neither Party nor any third party shall have any implied rights or licenses under or arising from this Agreement.

SECTION 8—MISCELLANEOUS TERMS

    8.1 Except as set forth in Section 4.1(c) above, UBET shall have the exclusive right to determine the fees it will charge its subscribers.

    8.2 This Agreement is personal to UBET and shall not be assignable by UBET without the prior written consent of the TVG Parties. Further, it may not be transferred, including in bankruptcy or insolvency proceedings, either in whole or in part and whether by operation of law or otherwise, without the prior written consent of the TVG Parties. Any consent, which may be withheld at the TVG Parties' sole discretion, to an assignment or transfer shall be conditioned, in part, on the recipient undertaking in writing to assume all of the obligations of this Agreement that it would have been required to undertake had it been an original party to this Agreement.

    8.3 This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof. The Parties agree that the exclusive jurisdiction and venue for any action brought between the Parties under this Agreement not subject to Section 8.15 hereof shall be the state and federal courts in Delaware, and each of the Parties agrees and submits itself to the exclusive jurisdiction and venue of such courts for such purpose.

    8.4 Except as otherwise expressly set forth in this Agreement, no waiver, consent, amendment, modification or change of terms of this Agreement shall bind any Party unless in writing signed by the Parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given. Either of the Parties to this Agreement may by written instrument (i) waive any inaccuracies in any of the representations or warranties made to it by the other Party contained in this Agreement or in any instruments and documents delivered to it pursuant to this Agreement, (ii) waive compliance by the other Party with the covenants or agreements made to it by the other Party contained in this Agreement, or (iii) waive performance of any of the obligations or other acts of the other Party hereto. The delay or failure on the part of either Party to insist, in any one instance or more, upon strict performance of any of the terms or conditions to this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative to, and not exclusive of, any rights or remedies that may be otherwise available unless explicitly provided otherwise.

    8.5 UBET agrees to mark Licensed Interactive Wagering Systems with the numbers of the patents included in the TVG Patent Rights in accordance with the reasonable requirements of the TVG Parties as provided to UBET from time to time through written notice. UBET further agrees to use its reasonable efforts to obtain from each of its account wagering subscribers the name of the cable or satellite operator providing multi-channel television service to such account wagering subscriber and to provide such information, together with the account wagering activity of such subscriber, to the TVG Parties.

    8.6 The TVG Parties agree to mark any products sold by the TVG Parties that use the UBET Patent Rights with the numbers of the patents included in the UBET Patent Rights in accordance with the reasonable requirements of UBET as provided to the TVG Parties from time to time through written notice.

    8.7 All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a Business Day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested, with postage and fees prepaid or (iii) one business day after deposit thereof for overnight delivery. Such notices, requests, demands, waivers or other communications shall be addressed as follows:

  (a)
  if to the TVG Parties, to:

    TVG
    12421 West Olympic Boulevard
    Los Angeles, California 90064
    Attn: Mark Wilson, President and CEO
    Telecopy No.: (310) 689-2501

    with copies to:

    Lee D. Charles, Esq.
    Baker Botts L.L.P.
    599 Lexington Avenue
    New York, New York 10022
    Telecopy No.: (212) 705-5125

    Joseph M. Guiliano, Esq.
    Fish & Neave
    1251 Avenue of the Americas
    New York, New York 10020
    Telecopy No.: (212) 596-9090

  (b)
  if to UBET, to:

    Youbet.com, Inc.
    5901 DeSoto Avenue
    Woodland Hills, California 90367
    Attn: Chief Executive Officer
    Telecopy No.: (818) 668-2101

    with a copy to:

    Christensen, Miller, Fink, Jacobs,
    Glaser, Weil & Shapiro, LLP
    2121 Avenue of the Stars
    Los Angeles, California 90067
    Attn: Stephen D. Silbert, Esq.
    Telecopy No.: (310) 556-2920

or to such other person or address as any party shall specify by notice in writing to the other party.

    8.8 This Agreement, the Warrant Issuance Agreement (including the Exhibits, Schedules and other documents referred to herein and therein) and the Warrants constitute the entire agreements between the Parties and, except as expressly provided herein, supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.

    8.9 This Agreement has been jointly negotiated and drafted by the Parties and, in construing and interpreting this Agreement, no provision shall be construed or interpreted for or against any of the Parties because such provision, or any other provision, or the Agreement as a whole, was purportedly drafted by a particular Party.

    8.10 Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal-agent relationship between UBET and the TVG Parties, and neither shall hold itself out in its advertising or in any other manner which would indicate any such relationship with the other.

    8.11 This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

    8.12 If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable in any jurisdiction in which this Agreement is being performed or enforced, the remainder of this Agreement shall be valid and enforceable, and the Parties shall use their best efforts to negotiate a substitute valid and enforceable provision while preserving to the fullest extent possible the intent and agreements of the Parties set forth herein.

    8.13 This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, unless expressly otherwise provided, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.

    8.14 Captions and headings contained in this Agreement have been included for ease of reference and convenience and do not form a part of this Agreement and shall not be considered in interpreting or construing this Agreement.

    8.15 Any dispute or controversy arising out of or relating to this Agreement, other than infringement, validity or enforceability of the TVG Patent Rights, shall be settled by an expedited arbitration proceeding before a single arbitrator with experience in arbitrations involving patent licenses, to be held in the City of Wilmington, Delaware in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of an arbitrator shall be final, conclusive, and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The losing Party in such arbitration shall pay all costs and expenses of such arbitration and all the reasonable attorney's fees and expenses of the other Party thereof.

    8.16 From and after the Effective Date, each of the TVG Parties and UBET shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such instruments, agreements, consents and assurances, and take or cause to be taken all such actions as may reasonably be requested by the other party for the effectual consummation of this Agreement and the transactions contemplated thereby.

    8.17 Except as otherwise provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such costs and expenses.

    8.18 UBET and TVG shall discuss in good faith UBET having the right to lease any unused capacity at the TVG/NTRA Oregon hub at the cost to TVG. TVG shall have the right to lease any unused facilities and/or bandwith at UBET's facility at UBET's cost.

    Intending to be bound thereby, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

OVERLAND EXPRESS, INC.	ODS TECHNOLOGIES, L.P. YOUBET.COM, INC.
By:	By:

Name:	Name:

Title:	Title:

ODS PROPERTIES, INC.
By:

Name:

Title:

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EXHIBIT 10.27
LICENSE AND CONTENT AGREEMENT
SECTION 1—DEFINITIONS
SECTION 2—PATENT LICENSES AND RELEASE
SECTION 3—SIMULCAST RIGHTS
SECTION 4—CONSIDERATION
SECTION 5—AUDIT PROVISIONS
SECTION 6—TERM AND TERMINATION
SECTION 7—REPRESENTATIONS AND WARRANTIES
SECTION 8—MISCELLANEOUS TERMS